EXHIBIT 99.1


On December 9, 1999, the Registrant issued the following press release:


                   "PYR PROVIDES CALIFORNIA OPERATIONS UPDATE
              AND REPEATS FISCAL AUGUST 31, 1999 FINANCIAL RESULTS
              ----------------------------------------------------


     DENVER, CO, - PYR Energy Corporation (AMEX: PYR), (Formerly EBB:PYRX) is pleased to provide an operations update of its California exploration projects. The operator of the projects, Berkley Petroleum Inc. (a U.S. subsidiary of Berkley Petroleum Corporation, TSE: BKP) has released the following news:

"CAL CANAL

     The Berkley Cal Canal No. 1 well is a potential gas well, and a production liner is being run to total depth of 18,000 feet. Production testing of potential pay zones in the Temblor formation will be conducted in the near future, as the required personnel and equipment become available from the Bellevue No. 1-17R completion.

     Public Company partners with Berkley in the Cal Canal prospect are Elk Point Resources Inc. (TSE:ELK news), Hilton Petroleum Ltd. (VSE:HTP - news), Paramount Resources Ltd. (TSE:POU - news), PYR Energy Corporation (AMEX:PYR - news), Trimark Oil & Gas Ltd. (VSE:TMK - news), and Westminster Resources Ltd. (TSE:WML - news)

EAST LOST HILLS

     The Bellevue No. 1-17R well production testing operation is continuing. A large plug of drilling mud, perforating debris, and formation in the production tubing is currently being removed. Approximately 1600 feet of this plug has been recovered to date. Once the plug is eliminated, the evaluation of the Temblor zone productivity will continue.

     The Berkley East Lost Hills No. 1 step-out well is currently at a depth of 16,867 feet, immediately above the Temblor Formation. Drilling out of the intermediate casing into the Temblor Formation is anticipated to occur this week. A total depth of 20,000 feet is currently planned which is expected to be reached in January.

     Public Company partners with Berkley Petroleum in the East Lost Hills development are Elk Point Resources Inc. (TSE:ELK - news), Hilton Petroleum Ltd. (VSE:HTP - news), Kookaburra Resources Ltd. (TSE:KOB news), Paramount Resources Ltd. (TSE:POU - news), PYR Energy Corporation (AMEX:PYR - news), Richland Petroleum Corp. (TSE:RLP - news), Trimark Oil & Gas Ltd. (VSE:TMK - news), and Westminster Resources Ltd. (TSE:WML news)."

FISCAL AUGUST 31,1999 FINANCIAL RESULTS
---------------------------------------

     On December 7, 1999, The Company issued the following news release:

     PYR Energy Corporation (EBB: PYRX) today announced audited financial results for the fiscal years ended August 31, 1999 ("1999") and the fiscal year ended August 31, 1998 ("1998"). PYR Energy reports that for 1999, the Company had a net loss of ($1,140,407) or 10.5 cents ($.105) per common share compared with a net loss of ($110,807) or 1.2 cents ($.012) per common share for 1998. The difference in results of operations is comprised of an increase in interest expense of $183,256 primarily associated with convertible debentures in 1999 (which were outstanding from October 26, 1998 to April 16, 1999) and from oil and gas project abandonments and impairments recorded in 1999 of $306,369. In addition, in 1998 the Company recognized a gain of $556,197 from the sale of a portion of one of the Company's oil and gas prospects.

     The Company has had no revenues from the sale of oil or natural gas production. Total revenues for 1999 were comprised exclusively of interest income of $116,713. Total revenues for 1998 were $46,145, consisting of $10,000 of consulting fee revenue and $36,145 of interest income. General and administrative expenses associated with the Company's efforts to pursue primarily its exploration projects totaled $743,115 for 1999 and $675,245 for 1998. At August 31, 1999, the Company had cash and marketable securities of $5,228,967, working capital of $5,060,957, total assets of $10,762,521, current liabilities of $181,439, and stockholders' equity of $10,580,020. There were 14,408,620 common shares outstanding at August 31, 1999.

     PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused in the San Joaquin Basin of California and also in select areas of the Rocky Mountains. The Company currently controls in excess of 100,000 gross and 45,000 net acres over 8 separate projects in California (including a 10.575% working interest in the East Lost Hills exploration project and a 3.75% "carried through the tanks" (non cost bearing) working interest at the Cal Canal initial exploration well). PYR also currently controls in excess of 104,000 gross and 52,000 net acres over 3 separate projects in the Rocky Mountains.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."